Filed Pursuant to Rule 424(b)(5)

Registration No. 333-225074

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, $0.001 par value per share	5,847,457	$59.00	$344,999,963	$44,781

(1)	Includes 762,711 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement to Prospectus dated May 21, 2018

5,084,746 Shares

RealPage, Inc.

Common Stock

This is a public offering of shares of common stock of RealPage, Inc. We are offering all of the shares to be sold in the offering.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “RP.” The last reported sale price of our common stock on May 19, 2020, as reported on Nasdaq, was $61.65 per share.

Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering 1.50% convertible senior notes due 2025 (the “notes”) (the “concurrent convertible notes offering”) to the public in an aggregate principal amount of $300.0 million (or $345.0 million if the underwriters for the concurrent convertible notes offering exercise in full their over-allotment option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent convertible notes offering, and the closing of the concurrent convertible notes offering is not contingent upon the closing of this offering of common stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent convertible notes offering. See “Concurrent Convertible Notes Offering.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-6 of this prospectus supplement, page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which have been filed with the Securities and Exchange Commission and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$59.000	$300,000,014
Underwriting discounts and commissions(1)	$1.844	$9,375,000
Proceeds, before offering expenses, to us	$57.156	$290,625,014

(1)

See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters. The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional 762,711 shares of our common stock.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about May 22, 2020.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	Wells Fargo Securities

Lead Managers

BMO Capital Markets	JMP Securities	RBC Capital Markets

Co-Managers

Keefe, Bruyette & Woods	KeyBanc Capital Markets	Stephens Inc.	William Blair
A Stifel Company

Prospectus Supplement dated May 19, 2020

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents or sale of our common stock.

S-i

For investors outside the United States: we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus dated May 21, 2018, which includes the documents incorporated by reference therein and provides more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information.”

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page S-6 of this prospectus supplement, and any similar section contained in the accompanying prospectus and the documents incorporated by reference herein, and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. In addition, any reference to or description of our concurrent convertible notes offering herein is wholly subject to the other prospectus supplement pursuant to which our notes are being offered, and you should not rely on this prospectus supplement in making an investment decision to purchase our notes. Unless the context otherwise requires, we use the terms “RealPage,” “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus to refer to RealPage, Inc. and, where appropriate, our consolidated subsidiaries.

RealPage, Inc.

We are a leading global provider of software and data analytics to the real estate industry. Our platform of data analytics and software solutions enables the rental real estate industry to manage property operations (such as marketing, pricing, screening, leasing, payment processing, and accounting), identify opportunities through market intelligence, and obtain data-driven insight for better operational and financial decision-making. Our integrated, on demand platform provides a single point of access and a massive repository of real-time lease transaction data, including prospect, renter, and property data. By leveraging data as well as integrating and streamlining a wide range of complex processes and interactions among the rental real estate ecosystem (owners, managers, prospects, renters, service providers, and investors), our platform helps our clients improve financial and operational performance and prudently place and harvest capital.

We sell our solutions through our direct sales organization. Our total revenues were approximately $988.1 million, $869.5 million, and $671.0 million for the years ended December 31, 2019, 2018, and 2017, respectively. In the same periods, we had operating income of approximately $92.4 million, $66.1 million, and $30.0 million, respectively, and net income of approximately $58.2 million, $34.7 million, and $0.4 million, respectively.

Our company was formed in 1998 to acquire Rent Roll, Inc., which marketed and sold on premise property management systems for the conventional and affordable multifamily rental housing markets. In June 2001, we released OneSite, our first on demand property management system. Since 2002, we have expanded our platform of solutions to include property management, leasing and marketing, resident services, and asset optimization capabilities. In addition to the multifamily markets, we now serve the single family, senior living, student living, military housing, commercial, hospitality, homeowner associations, short term rental and vacation rental markets. Since July 2002, we have completed over 45 acquisitions of complementary technologies to supplement our internal product development and sales and marketing efforts and expand the scope of our solutions, the types of rental housing and vacation rental properties served by our solutions, and our client base. In connection with this expansion and these acquisitions, we have committed greater resources to developing and increasing sales of our platform of data analytics and on demand solutions. As part of our strategy, we plan to continue to pursue acquisitions of complementary businesses, products, and technologies. As of March 31, 2020, we had approximately 7,300 employees. Our executive offices are located at 2201 Lakeside Boulevard, Richardson, Texas 75082-4305, and our telephone number is (972) 820-3000.

Recent Developments

COVID-19 Pandemic

The COVID-19 pandemic did not have a material impact on our financial results for the quarter ended March 31, 2020, because the outbreak did not significantly affect business activities in the U.S. until mid-March 2020, and because we were able to continue to provide our services employing work-from-home strategies without any significant interruption in those services.

While certain leasing volumes have been negatively impacted by the shelter in-place orders throughout the U.S., several of our services that allow our customers to address pandemic-related challenges by facilitating resident interactions while minimizing or eliminating the need for direct person-to-person contact have experienced greater demand. Still, the COVID-19 pandemic could have material and adverse effects on our financial condition, results of operations and cash flows in the short and longer term. The reduced economic activity resulting from the COVID-19 virus may impact multi-family tenants’ ability to fully meet their obligations to our customers and, in turn, our customers’ ability to meet their obligations to us or otherwise cause them to seek modifications of such obligations, resulting in increases in uncollectible receivables and reductions in revenue. Further, the negative financial impact of the pandemic could impact our future compliance with financial covenants or our credit facility and other debt agreements, and the weaker economic conditions could cause us to recognize impairment in value of our tangible or intangible assets.

Concurrent Convertible Notes Offering

Concurrently with this offering of common stock and pursuant to a separate prospectus supplement in an underwritten public offering, we are offering 1.50% convertible senior notes due 2025 in an aggregate principal amount of $300.0 million (or $345.0 million if the underwriters for the concurrent convertible notes offering exercise in full their over-allotment option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent convertible notes offering, and the closing of the concurrent convertible notes offering is not contingent upon the closing of this offering of common stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent convertible notes offering. See “Concurrent Convertible Notes Offering.”

THE OFFERING

Common stock offered by us	5,084,746 shares of our common stock (or 5,847,457 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding after this offering	101,362,261 shares (or 102,124,972 shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares	762,711 shares of our common stock.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $290.1 million (or approximately $333.7 million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. In addition, concurrently with this underwritten common stock offering, we are offering $300.0 million aggregate principal amount of 1.50% convertible senior notes due 2025 ($345.0 million if the underwriters exercise in full their over-allotment option) pursuant to a separate prospectus supplement in an underwritten public offering. We also entered into capped call transactions (the “capped call transactions”) with certain of the underwriters and/or their respective affiliates and/or other financial institutions (the “option counterparties”).

We intend to use the net proceeds from this common stock offering for the repayment of our indebtedness outstanding under our revolving credit facility in an aggregate amount of approximately $230.0 million and to pay the cost of the capped call transactions in an aggregate amount of approximately $34.2 million. We intend to use the remainder of the net proceeds from this offering, if any, and the net proceeds from the concurrent convertible notes offering, if completed, for general corporate purposes, including working capital, sales and marketing activities, research and development activities, general and administrative matters and capital expenditures. We may also use the net proceeds from this offering and our concurrent convertible notes offering, if completed, for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any material acquisitions or investments. See “Use of Proceeds.”

Conflicts of Interest	An affiliate of BofA Securities, Inc., an affiliate of BMO Capital Markets Corp., an affiliate of RBC Capital Markets, LLC and an affiliate of Wells Fargo Securities, LLC are lenders under our existing revolving credit facility, which is expected to be repaid with a portion of the net proceeds of this offering. In addition, certain of the underwriters and/or their respective affiliates, including an affiliate of BMO Capital Markets Corp., are acting as option counterparties in connection with the capped call transactions, the cost of which is expected to be paid with a portion of the net proceeds of this offering. Each of BofA Securities, Inc., BMO Capital Markets Corp., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, together with their respective affiliates, are expected to receive over 5% of the net proceeds of this offering and accordingly, will be deemed to have a “conflict of interest” in this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Underwriting (Conflicts of Interest).”

Nasdaq Global Select Market symbol for our common stock	Our common stock is listed on the Nasdaq under the symbol “RP.”

Concurrent convertible notes offering	Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering 1.50% convertible senior notes due 2025 to the public in an aggregate principal amount of $300.0 million (or $345.0 million if the underwriters for the concurrent convertible notes offering exercise in full their over-allotment option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent convertible notes offering, and the closing of the concurrent convertible notes offering is not contingent upon the closing of this offering of common stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent convertible notes offering. See “Concurrent Convertible Notes Offering.”

Risk factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and the other information included and incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The number of shares of common stock to be outstanding after this offering is based on 96,277,515 shares of common stock outstanding as of March 31, 2020, and excludes:

•	880,841 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2020, with a weighted-average exercise price of $20.72 per share;

•

2,990,946 shares of common stock reserved for future issuance under our existing equity incentive plans and an additional 6,000,000 shares of common stock that will be reserved for future issuance if our stockholders approve the RealPage, Inc. 2020 Equity Incentive Plan at our 2020 Annual Meeting of Stockholders;

•	the shares of common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent convertible notes offering; and

•

the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2022 and the warrant transactions entered into in connection with the issuance of those notes.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock in this offering and no exercise by the underwriters in our concurrent convertible notes offering of their option to purchase up to an additional $45.0 million aggregate principal amount of notes from us, solely to cover over-allotments.

RISK FACTORS

Investing in our common stock involves high degrees of significant risk. You should carefully consider the following risks, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, before you invest in our common stock. If any of these risks actually materializes, our operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to COVID-19

The COVID-19 pandemic and its effects could adversely impact our business, results of operations, liquidity and financial condition, and the magnitude and timing of such impact is highly uncertain and difficult to predict.

Global health concerns from the COVID-19 pandemic and related government actions have caused significant disruption to the global economic environment. The pandemic has significantly increased economic uncertainty and reduced economic activity, including consumer and business spending, and leasing velocity within the rental housing industry. In response to the pandemic, government authorities have implemented numerous measures designed to contain the spread of the disease, including travel bans and restrictions, quarantines, shelter-in-place and lockdown orders, and business limitations and shutdowns. The extent to which the COVID-19 pandemic will impact our operations and financial condition will depend upon future developments which are uncertain and difficult to predict, including the scope, severity and duration of the pandemic and the success of the actions taken to contain the pandemic and mitigate its impact.

The COVID-19 pandemic is adversely impacting residents of rental properties and their ability or willingness to fully meet their obligations to our customers, which in turn may adversely impact our customers’ ability or willingness to meet their obligations to us or may cause them to otherwise seek modifications to their obligations to us. This could result in increases in uncollectible receivables or delays in payment to us by our customers. These conditions could also adversely affect the rate of overall technology spending and influence the timing of our customers’ and prospective customers’ technology purchasing and implementation decisions, which could adversely affect their ability or willingness to purchase our solutions, delay purchasing decisions, reduce the value or duration of subscriptions, negatively affect our renewal rates and churn, negatively affect certain of our products associated with leasing velocity such as but not limited to screening, renters insurance, and payments, or result in a decrease in the number of end users of our solutions or the transactions performed using our solutions, any of which could adversely affect our operating results and financial condition on a short-term or longer-term basis.

To support the health and wellbeing of our employees, customers, partners and communities and in compliance with governmental restrictive orders in the locations in which we have offices, a significant majority of our employees are currently working remotely. If we are not able to respond to and manage the impact on our business and financial results and related changes, our business, results of operations, liquidity and financial condition could be adversely impacted. Furthermore, remote work and the use of our business continuity plans over an extended period of time could impair or delay our ability to sell our solutions, adversely impact our product development and harm productivity and collaboration. We may also take further actions as may be required by government authorities or as we determine are in the best interests of our employees, customers and business partners which could further adversely impact our business.

Many of our customers and vendors are also working remotely, which may delay the timing of orders, implementations, or deliveries. The disruptions to our operations caused by the COVID-19 pandemic may result in inefficiencies, delays and additional costs in our product development, sales, marketing and customer service efforts that we cannot fully mitigate due to the current economic conditions or other unpredictable aspects of the pandemic on our customers and vendors.

The pandemic also raises the possibility of an extended global economic downturn, and there has been significant volatility in the financial markets. As a result, our results and financial condition could adversely be impacted even after the pandemic is mitigated or contained and governmental restrictions are suspended or terminated. For example, our customers may continue to experience economic pressures and we may be unable to collect receivables from customers impacted by COVID-19, or such customers may request alternative payment structures that could adversely impact our results. A decrease in orders in a given period could also negatively impact our revenues in future periods because a substantial portion of our services generate revenue recognized over time. Moreover, we may experience materially adverse impacts as a result of the global economic impact, including reduced spending, lower economic activity and weakened banking and financial systems.

Other factors related to the COVID-19 pandemic that may adversely impact our business operations include:

•	service interruptions or impaired system performance due to failures of or delays in our systems or resources;

•

the possibility that one or more clusters of COVID-19 cases could occur at one of our locations, data centers or other third-party providers, affecting our employees or affecting the systems or employees of our customers or other third parties on which we depend; or

•	challenges to our systems supporting our remote workforce, due to the higher demand on such systems and the hardware needed to support such working conditions.

There are no comparable recent events that provide guidance as to the effect the spread of COVID-19 as a global pandemic may have, and, as a result, the ultimate impact of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the impacts on our business, our operations or the global economy as a whole. The pandemic may have the effect of increasing the severity and likelihood of the risks listed or incorporated by reference in this prospectus supplement.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future, which could cause our stock price to decline.

Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. Fluctuations in our quarterly operating results may be due to a number of factors, including the risks and uncertainties discussed elsewhere in this prospectus supplement or incorporated by reference. Some of the important factors that could cause our revenues and operating results to fluctuate from quarter to quarter include:

•	the impact of the COVID-19 pandemic on our business, our customers, and the general economic impact of the pandemic in the short and longer term;

•	general economic, industry and market conditions in the rental housing industry that impact our current and potential clients, including the impact of the COVID-19 pandemic;

•	the extent to which on demand software solutions maintain market acceptance;

•	fluctuations in leasing activity by our clients;

•	our ability to timely introduce enhancements to our existing solutions and new solutions;

•

our ability to renew the use of our on demand solutions for units managed by our existing clients and to increase the use of our on demand solutions for the management of units by our existing and new clients;

•	changes in our pricing policies or those of our competitors or new competitors;

•	the variable nature of our sales and implementation cycles;

•	our ability to anticipate and adapt to external forces and the emergence of new technologies and products;

•	our ability to enter into new markets and capture additional market share;

•	our ability to integrate acquisitions in a cost-effective and timely manner;

•	the timing of revenue and expenses related to recent and potential acquisitions or dispositions of businesses or technologies;

•	changes in local economic, political and regulatory environments of our international operations including as a result of the COVID-19 pandemic;

•	the amount and timing of our investment in research and development activities;

•	technical difficulties, service interruptions, data or document losses or security breaches;

•	our ability to hire and retain qualified key personnel, including particular key positions in our sales force and IT department;

•

changes in the legal, regulatory or compliance environment related to the rental housing industry or the markets in which we operate, including without limitation changes related to fair credit reporting, payment processing, data protection and privacy, utility billing, insurance, the Internet and e-commerce, licensing, telemarketing, electronic communications, consumer protection, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology Economic and Clinical Health Act (“HITECH”), and state and local laws related to rent control or regulation;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

•	increase in the number or severity of insurance claims on policies sold by us;

•	litigation and settlement costs, including unforeseen costs;

•	new accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of subscription revenue or accounting for mergers and acquisitions; and

•	changes in tax policy in the United States and globally that affect the deductibility of certain expenses and how our profits are taxed.

Fluctuations in our quarterly operating results or guidance that we provide may lead analysts to change their long-term models for valuing our common stock, cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues, all of which could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter and year-to-date period comparisons of our revenues and operating results may not be meaningful and the results of any one quarter should not be relied upon as an indication of future performance.

Variability in our sales and activation cycles could result in fluctuations in our quarterly results of operations and cause our stock price to decline.

The sales and activation cycles for our solutions, from initial contact with a prospective client to contract execution and activation, vary widely by client and solution. We do not recognize revenue until the solution is activated. While most of our activations follow a set of standard procedures, a client’s priorities or other factors may delay activation and our ability to recognize revenue, which could result in fluctuations in our quarterly operating results. Additionally, certain of our products are offered in suites containing multiple solutions, resulting in additional fluctuation in activations depending on each client’s priorities and our own processes related to solutions included in the suite. The COVID-19 pandemic could also adversely affect the rate of technology spending and demand for our solutions, and delay or otherwise influence the timing of purchasing decisions and sales and activation cycles by our existing or prospective customers.

Economic trends that affect the rental housing market may have a negative effect on our business.

Our clients include a range of organizations whose success is closely linked to the rental housing market. Economic trends that negatively or positively affect the rental housing market or the impact of the COVID-19 pandemic may adversely affect our business. Instability or downturns affecting the rental housing market may have a material adverse effect on our business, prospects, financial condition and results of operations by:

•	decreasing demand for leasing and marketing solutions;

•	reducing the number of occupied sites and units on which we earn revenue;

•	preventing our clients from expanding their businesses and managing new properties;

•	causing our clients to reduce spending on our solutions;

•	subjecting us to increased pricing pressure in order to add new clients and retain existing clients;

•	causing our clients to switch to lower-priced solutions provided by our competitors or internally developed solutions;

•	delaying or preventing our collection of outstanding accounts receivable; and

•	causing payment processing losses related to an increase in client insolvency.

In addition, economic trends that reduce the frequency of renter turnover or the quantity of new renters may reduce the number of rental transactions completed by our clients and may, as a result, reduce demand for our rental, leasing or marketing transaction specific services. The economic effect of the COVID-19 pandemic on the rental housing industry could provide further pressure on our customers who rely upon residents for rental and other payments and leasing activity through which they earn revenue.

We may not be able to continue to add new clients and retain and increase sales to our existing clients, which could adversely affect our operating results.

Our revenue growth is dependent on our ability to continually attract new clients while retaining and expanding our service offerings to existing clients. Growth in the demand for our solutions may be inhibited and we may be unable to sustain growth in our sales for a number of reasons, including, but not limited to:

•	the economic effects of the COVID-19 pandemic upon our clients and their demand for our service offerings;

•	our failure to develop new or additional solutions;

•	our inability to market our solutions in a cost-effective manner to new clients or in new vertical or geographic markets;

•	our inability to expand our sales to existing clients;

•	our inability to build and promote our brand; and

•	perceived or actual security, integrity, reliability, quality or compatibility problems with our solutions.

A substantial amount of our past revenue growth was derived from purchases of upgrades and additional solutions by existing clients. Our costs associated with increasing revenue from existing clients are generally lower than costs associated with generating revenue from new clients. Therefore, a reduction in the rate of revenue increase from our existing clients, even if offset by an increase in revenue from new clients, could reduce our profitability and have a material adverse effect on our operating results.

Any disruption of service at our data centers or other facilities could interrupt or delay our clients’ access to our solutions, which could harm our operating results.

The ability of our clients to access our service is critical to our business. We host our products and services, support our operations and service our clients primarily from data centers in the Dallas, Texas area, but also from data centers located elsewhere in the United States and in Europe.

We may fail to provide such service as a result of numerous factors, many of which are beyond our control, including, without limitation: mechanical failure, power outage, the impact of the COVID-19 pandemic, human error, physical or electronic security breaches, war, terrorism and related conflicts or similar events worldwide, fire, earthquake, hurricane, flood and other natural disasters, sabotage and vandalism. We attempt to mitigate these risks at our Texas-based data centers and other facilities through various business continuity efforts, including: redundant infrastructure, 24 x 7 x 365 system activity monitoring, backup and recovery procedures, use of a secure off-site storage facility for backup media, separate test systems and rotation of management and system security measures, but our precautions may not protect against all potential problems. Disaster recovery procedures are in place to facilitate the recovery of our operations, products and services within the stated service level goals. Our secondary data center is equipped with physical space, power, storage and networking infrastructure and Internet connectivity to support the solutions we provide in the event of the interruption of services at our primary data center. Even with this secondary data center, however, our operations would be interrupted during the transition process should our primary data center experience a failure. Moreover, both our primary and secondary data centers are located in the greater metropolitan Dallas area. As a result, any regional disaster could affect both data centers and result in a material disruption of our services.

Problems at one or more of our data centers, whether or not within our control, could result in service disruptions or delays or loss or corruption of data or documents. This could damage our reputation, cause us to issue credits to clients, subject us to potential liability or costs related to defending against claims, or cause clients to terminate or elect not to renew their agreements, any of which could negatively impact our revenues and harm our operating results.

We provide service level commitments to our clients, and our failure to meet the stated service levels could significantly harm our revenue and our reputation.

Our client agreements provide that we maintain certain service level commitments to our clients relating primarily to product functionality, network uptime, critical infrastructure availability and hardware replacement. For example, our service level agreements generally require that our solutions are available 98% of the time during coverage hours (normally 6:00 a.m. though 10:00 p.m. Central time daily) 365 days per year (other than certain permitted exceptions such as maintenance). If we are unable to meet the stated service level commitments, we may be contractually obligated to provide clients with refunds or credits. Additionally, if we fail to meet our service level commitments a specified number of times within a given time frame or for a specified duration, our clients may terminate their agreements with us or extend the term of their agreements at no additional fee. As a result, a failure to deliver services for a relatively short duration could cause us to issue credits or refunds to a large number of affected clients or result in the loss of clients. In addition, we cannot assure that our clients will accept these credits, refunds, termination or extension rights in lieu of other legal remedies that may be available to them. Our failure to meet our commitments could also result in substantial client dissatisfaction or loss. Because of the loss of future revenues through the issuance of credits or the loss of clients or other potential liabilities, our revenue could be significantly impacted if we cannot meet our service level commitments to our clients. Although we were able to effectively service our customers and meet our service level obligations during the first quarter of 2020 after implementing the changes to our work environments as a result of the COVID-19 pandemic, including working from home in response to governmental orders and safety considerations related to our employees and customers, if we are not able to continue to respond to and manage these impacts and related changes, our business, results of operations, liquidity and financial condition could be adversely impacted.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and the concurrent offering of convertible notes and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and the concurrent convertible notes offering and could spend the proceeds in ways that do not improve our business, financial condition or results of operations or enhance the value of our common stock. We intend to use the net proceeds from this common stock offering for the repayment of our indebtedness outstanding under our revolving credit facility in an aggregate amount of approximately $230.0 million and to pay the cost of the capped call transactions in an aggregate amount of approximately $34.2 million. We intend to use the remainder of the net proceeds from this offering, if any, and the net proceeds from the concurrent convertible notes offering, if completed, for general corporate purposes, including working capital, sales and marketing activities, research and development activities, general and administrative matters and capital expenditures. We may also use the net proceeds from this offering and the concurrent convertible notes offering, if completed, for acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any material acquisitions or investments. The failure by our management to apply these funds effectively could result in financial losses that could harm our business and cause the price of our common stock to decline.

This offering is not contingent on the consummation of the concurrent convertible notes offering.

The consummation of this offering and the consummation of the concurrent convertible notes offering are not contingent upon one another. Accordingly, if you decide to purchase common stock in this offering, you should be willing to do so whether or not we complete the concurrent convertible notes offering.

Risks Related to Our Concurrent Convertible Notes Offering

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our obligations under the notes issued in our concurrent convertible notes offering.

Our ability to make scheduled payments of principal or to pay interest on or to refinance the notes issued in our concurrent convertible notes offering depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our and our subsidiaries’ outstanding indebtedness was approximately $1,167.5 million as of March 31, 2020 without giving effect to the notes to be issued in the concurrent convertible notes offering. Of our total outstanding indebtedness, $15.0 million is due to mature in 2020 and $30.0 million is due to mature in 2021. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under the notes issued in the concurrent convertible notes offering. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the notes issued in the concurrent convertible notes offering will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on favorable terms, which could result in a default on the notes issued in the concurrent convertible notes offering.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The terms of the indenture governing the notes we may issue in the concurrent convertible note offering will not restrict us from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes issued in the concurrent convertible note offering when due. Our existing credit facility restricts our ability to incur additional indebtedness, including secured indebtedness, but if the facility matures or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, we may elect to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

The conversion of some or all of the notes will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The fundamental change repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to repurchase the notes in the event of a fundamental change. A takeover of our company would trigger an option of the holders of the notes to require us to repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in our common stock.

The capped call transactions may affect the value of our common stock.

In connection with the pricing of the notes, we entered into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution upon conversion of the notes and/or offset some or all of any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. If the underwriters exercise their over-allotment option with respect to the notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock and/or purchase our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or, to the extent we exercise the relevant election under the capped call transactions, following any repurchase or redemption of the notes).

In addition, if any such capped call transactions fail to become effective, whether or not the concurrent convertible notes offering is completed, the option counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock.

We are subject to counterparty risk with respect to the capped call transactions.

The option counterparties are financial institutions, and we will be subject to the risk that any or all of them might default under the capped call transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. Past global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the capped call transactions with such option counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of our common stock. In addition, upon a default by an option counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the option counterparties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in this prospectus supplement, the accompanying prospectus, in any free writing prospectus we may authorize for use in connection with this offering, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission, or SEC.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. You should read this document completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Forward-looking statements may include, but are not limited to, statements about:

•	the impact of the COVID-19 pandemic on our business, our customers, and the general economic impact of the pandemic in the short and longer term;

•	our ability to develop or acquire new and enhanced products that achieve market acceptance in a timely manner;

•	our ability to maintain our growth amid fluctuations over time in our sales cycle, client base and revenues;

•

our expectations regarding the benefits, financial performance and integration of recently-acquired businesses and our ability to make future acquisitions and successfully integrate any such future-acquired businesses;

•	our research and development efforts and our ability to achieve market acceptance of our new technologies and products;

•	our ability to maintain, develop and protect our intellectual property;

•	our ability to retain key employees;

•	our ability to protect client data and our ability to prevent breaches of our software or client data;

•	our dependency on third party hardware and software providers;

•	our ability to defend ourselves in litigation;

•	our dependency on key customers and our ability to retain customers at historical levels;

•	our ability to forecast and respond to trends in our industry;

•	our anticipated completion of the concurrent convertible notes offering; and

•	our anticipated use of the net proceeds from this offering.

In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “aspires,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or “would,” or similar expressions and the negatives of those terms. These statements reflect our current views with respect to future events, are based on assumptions and are subject to known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus supplement in their entirety, many of these risks and uncertainties under the section titled “Risk Factors” contained in this prospectus supplement, the accompanying prospectus, in any free writing prospectus we may authorize for use in connection with a specific offering, in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement, the accompanying prospectus, together with the documents that are incorporated by reference herein and therein, and any free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $290.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that the net proceeds will be approximately $333.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. In addition, concurrently with this underwritten common stock offering, we are offering $300.0 million aggregate principal amount of 1.50% convertible senior notes due 2025 ($345.0 million if the underwriters exercise in full their over-allotment option) pursuant to a separate prospectus supplement in an underwritten public offering. We also entered into capped call transactions with one or more of the option counterparties.

On September 5, 2019, we entered into an amended and restated credit agreement, or the Amended Credit Facility, that matures on September 5, 2024. The Amended Credit Facility includes a revolving credit facility that allows for aggregate borrowings of up to $600.0 million and under which we have borrowed approximately $230.0 million. For additional information related to our outstanding indebtedness, including the interest rate and maturity of our indebtedness under the Amended Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations, Commitments, and Contingencies” and note 8 to our interim financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

We intend to use the net proceeds from this common stock offering for the repayment of our indebtedness outstanding under our revolving credit facility in an aggregate amount of approximately $230.0 million and to pay the cost of the capped call transactions in an aggregate amount of approximately $34.2 million. We intend to use the remainder of the net proceeds from this offering, if any, and the net proceeds from the concurrent convertible notes offering, if completed, for general corporate purposes, including working capital, sales and marketing activities, research and development activities, general and administrative matters and capital expenditures. We may also use the net proceeds from this offering and our concurrent convertible notes offering, if completed, for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any material acquisitions or investments. We will have broad discretion over the uses of the net proceeds from this offering and our concurrent convertible notes offering and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. Pending these uses, we plan to invest the net proceeds that we receive in this offering in short-term interest-bearing obligations, investment-grade investments, commercial paper, certificates of deposit, or direct or guaranteed obligations of the U.S. government, among others, provided that these investments are made so that we remain in compliance with the Investment Company Act of 1940.

MARKET INFORMATION

Our common stock is traded on the Nasdaq under the symbol “RP.” At March 31, 2020, there were approximately 315 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, the number of record holders of our shares is not indicative of the total number of stockholders.

DIVIDEND POLICY

We have neither declared nor paid any cash dividends on our common stock in recent fiscal years. We do not expect to pay cash dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings will be used for the operation and growth of the business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations; financial condition and liquidity requirements; restrictions that may be imposed by applicable law and our contracts; and other factors deemed relevant by our board of directors. Additionally, our Amended Credit Facility contains customary covenants, subject in each case to customary exceptions and qualifications. Included in these covenants is a restriction which prevents us from paying dividends and making other distributions on our capital stock.

DESCRIPTION OF COMMON STOCK

For a summary of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, please refer to Description of the Registrant’s Securities, filed as Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020, which is incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been previously filed with the SEC, and applicable provisions of Delaware law.

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of our common stock, we are offering $300.0 million aggregate principal amount of 1.50% convertible senior notes due 2025 ($345.0 million aggregate principal amount if the underwriters exercise in full their over-allotment option to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. This offering is not contingent upon the closing of our concurrent convertible notes offering and our concurrent convertible notes offering is not contingent upon the closing of this common stock offering. We cannot assure you that our concurrent convertible notes offering will be completed.

The notes will mature on May 15, 2025 unless earlier converted, redeemed or repurchased. The notes will bear interest at a rate of 1.50% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020. Subject to satisfaction of certain conditions and during certain periods, the notes may be converted at an initial conversion rate of 13.0378 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $76.70 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Assuming no exercise of the underwriters’ over-allotment option to purchase additional notes, we estimate that the net proceeds of the concurrent convertible notes offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $293.6 million. In connection with the concurrent convertible notes offering, we entered into capped call transactions with one or more counterparties. See “Capped Call Transactions.”

CAPPED CALL TRANSACTIONS

In connection with the concurrent convertible notes offering, we entered into capped call transactions with one or more of the option counterparties. The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes. If the underwriters exercise their over-allotment option in the concurrent convertible notes offering, we expect to enter into additional capped call transactions with the option counterparties.

The capped call transactions are expected generally to reduce the potential dilution to our common stock upon conversion of the notes and/or offset some or all of any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

We will not be required to make any cash payments to the option counterparties or their respective affiliates upon the exercise of the options that are a part of the capped call transactions, but we will be entitled to receive from them a number of shares of our common stock, an amount of cash, or a combination thereof generally based on the amount by which the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period under the capped call transactions. However, if the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, the number of shares of our common stock and/or the amount of cash we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap exceeds the strike price of the capped call transactions.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. Holders of the notes will not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Risk Factors—Risks Related to Our Concurrent Convertible Notes Offering—The capped call transactions may affect the value of our common stock.”

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents, the current portion of our long-term debt and our total capitalization as of March 31, 2020:

•	on an actual basis;

•

on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), based on the public offering price of $59.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering as described in “Use of Proceeds”; and

•

on an as-further-adjusted basis to give effect to the concurrent offering of $300.0 million aggregate principal amount of our 1.50% convertible senior notes due 2025 (assuming the underwriters do not exercise their over-allotment option), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

	As of March 31, 2020
	Actual	As Adjusted for this Offering	As Further Adjusted for this Offering and the Concurrent Convertible Notes Offering
	(unaudited) (in thousands, except per share data)
Cash and cash equivalents(1)	$184,309	$210,162	$503,782

Current portion of term loans	22,500	22,500	22,500
Long-term debt:
Revolving credit facility	230,000	—	—
Term loans, net	567,942	567,942	567,942
1.50% Convertible Senior Notes due 2022, net(2)	308,389	308,389	308,389
1.50% Convertible Senior Notes due 2025 offered in the Concurrent Convertible Notes Offering(3)	—	—	300,000
Stockholders’ equity:
Preferred stock, $0.001 par value: 10,000,000 shares authorized and no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted and as further adjusted	—	—	—
Common stock, $0.001 par value: 250,000,000 shares authorized, 96,288,420 shares issued and 96,277,515 shares outstanding, actual; 101,373,166 shares issued and 101,362,261 shares outstanding, as adjusted and as further adjusted	96	101	101
Additional paid-in capital(4)	1,199,209	1,489,287	1,489,287
Treasury stock, at cost: 10,905 shares, actual, as adjusted and as further adjusted	(104)	(104)	(104)
Accumulated deficit	(2,090)	(2,090)	(2,090)
Accumulated other comprehensive loss	(6,268)	(6,268)	(6,268)

Total stockholders’ equity	1,190,843	1,480,926	1,480,926

Total capitalization	$2,297,174	$2,357,257	$2,657,257

(1)

Cash and cash equivalents, actual, as adjusted and as further adjusted, excludes $241.3 million in restricted cash, which consist of cash primarily collected from tenants that will be remitted to our clients.

(2)

In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. The amount shown in the table above for the 1.50% Convertible Senior Notes due 2022 reflects the carrying value as of March 31, 2020. ASC 470-20 does not affect the actual amount that we are required to repay. We had

$345.0 million in aggregate principal amount of our 1.50% Convertible Senior Notes due 2022 outstanding as of March 31, 2020.

(3)

Reflects on an as-further-adjusted basis the issuance of $300.0 million aggregate principal amount of 1.50% convertible senior notes due 2025 in the concurrent offering. In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown above for the notes offered hereby is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital on our condensed consolidated balance sheet.

(4)

The issuance of the notes in the concurrent convertible notes offering (after giving effect to the application of ASC 470-20 as described in footnote (3) above) will result in an increase to additional paid-in capital and, therefore, an increase in total stockholders’ equity and total capitalization. However, amounts shown in the table above do not reflect the application of ASC 470-20 to the notes. Additionally, additional paid-in capital and, therefore, total stockholders’ equity and total capitalization, do not reflect the reduction from the cost of the capped call transactions as described in “Use of Proceeds.”

The number of shares of common stock to be outstanding after this offering is based on 96,277,515 shares of common stock outstanding as of March 31, 2020, and excludes:

•	880,841 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2020, with a weighted-average exercise price of $20.72 per share;

•

2,990,946 shares of common stock reserved for future issuance under our existing equity incentive plans and an additional 6,000,000 shares of common stock that will be reserved for future issuance if our stockholders approve the RealPage, Inc. 2020 Equity Incentive Plan at our 2020 Annual Meeting of Stockholders;

•	the shares of common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent convertible notes offering; and

•

the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2022 and the warrant transactions entered into in connection with the issuance of those notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (or the Code), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as United States income taxpayers for United States federal tax purposes, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our common stock through the exercise of an option or otherwise as compensation, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below under “Foreign Accounts.” To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number or, in certain circumstances, a foreign tax identifying number, and certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely provide the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussions below under “Information Reporting Requirements and Backup Withholding” and “Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless

(a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprise (by fair market value) at least half of our business assets. We believe that we have not been and that we are not, and we do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are or we become a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in (b) above will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the U.S.), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock (even if the payments are exempt from withholding), including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, unless the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on and (subject to proposed regulations discussed below) the gross proceeds of a disposition of our common stock, to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on and (subject to proposed regulations discussed below) the gross proceeds of a disposition of our common stock, to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The withholding provisions described above currently apply to payments of dividends. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT CHANGE IN APPLICABLE LAW.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters listed below, for whom Goldman Sachs & Co. LLC and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	1,891,590
BofA Securities, Inc.	1,351,136
Wells Fargo Securities, LLC	460,505
BMO Capital Markets Corp	291,653
JMP Securities LLC.	291,653
RBC Capital Markets, LLC	291,653
Keefe, Bruyette & Woods, Inc.	126,639
KeyBanc Capital Markets Inc.	126,639
Stephens Inc.	126,639
William Blair & Company, L.L.C.	126,639

Total	5,084,746

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their receipt and acceptance of the shares from us, subject to the underwriters’ right to reject any order in whole or in part and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.062 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 762,711 shares of our common stock at the public offering price listed on the cover page of this prospectus supplement less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Discounts and Commissions

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 762,711 shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$59.000	$300,000,014	$344,999,963
Underwriting discounts and commissions to be paid by us	$1.844	$9,375,000	$10,781,249
Proceeds, before expenses, to us	$57.156	$290,625,014	$334,218,714

The estimated offering expenses payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are approximately $0.8 million. The underwriters have agreed to reimburse us approximately $0.3 million for certain expenses.

Our common stock is listed on the Nasdaq under the trading symbol “RP.”

No Sales of Similar Securities

We and all our directors and executive officers have agreed that, without the prior written consent of Goldman Sachs & Co. LLC and BofA Securities, Inc., on behalf of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus supplement (the “restricted period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or make any demand for or exercise any right with respect to the registration of our common stock.

Notwithstanding the above, the lock-up agreement applicable to us does not apply to: (a) the sale of shares of common stock in this offering; (b) the issuance by us of the notes to be sold in the concurrent convertible notes offering; (c) the issuance by us of shares of common stock pursuant to the conversion of the notes to be sold in the concurrent convertible notes offering; (d) any shares of common stock issued upon exercise and settlement or termination of the warrant transactions entered into by us in connection with the issuance of our 1.50% Convertible Senior Notes due 2022; (e) the issuance by us of any shares of our common stock upon the conversion or exchange of convertible or exchangeable debt or equity securities or exercise of an option or other equity award granted under our stock-based compensation plans, in each case as described in this prospectus supplement and outstanding on the date hereof; (f) up to 5% of our outstanding shares of common stock in connection with certain strategic transactions, including acquisitions, provided that the recipient executes a lock-up agreement for the remainder of the 75-day period referred to above; (g) the granting by us of any restricted stock awards or stock options made in accordance with the terms of our stock-based compensation plans described in this prospectus supplement and pursuant to the terms of our 2020 Equity Incentive Plan that has been submitted to our stockholders for approval at our 2020 annual meeting of stockholders; (h) subject to certain exceptions, the establishment of a trading plan (a “Trading Plan”) pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) for the transfer of shares of our common stock; or (i) the filing of any registration statement on Form S-8 relating to our stock-based compensation plans.

In addition, the underwriters have agreed that the lock-up agreements applicable to our directors and executive officers do not apply to (a) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions, (b) transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift, (c) distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to general or limited partners, stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), members or managers of the undersigned, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers; provided that in the case of any transfer or distribution pursuant to clause (b), no Form 5 shall be filed prior to the expiration of the agreement; provided that in the case of any transfer or distribution pursuant to clause (c), (i) each distributee shall sign and deliver a lock-up letter substantially in the form of the lock-up agreements entered into and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period, (d) sales under a Trading Plan pursuant to Rule 10b5-1 that is in effect on the date of the lock-up agreement, provided that any Form 4 filed in accordance with Section 16 of the Exchange Act in connection with any sale described in this clause (d) will include a footnote disclosing that such sale was made pursuant to a 10b5-1 plan, (e) the establishment of a Trading Plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period and (f) any deemed sales or forfeitures of shares of common stock in connection with the satisfaction of tax obligations with respect to the settlement or vesting of shares of restricted stock outstanding on the date hereof.

In addition, each of our directors and executive officers has agreed that, without the prior written consent of the underwriters, they will not, during the restricted period make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. Each of our directors and our executive officers also has agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of their shares of common stock except in compliance with the foregoing restrictions.

Goldman Sachs & Co. LLC and BofA Securities, Inc. may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Price Stabilization and Short Positions

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Prospectus

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships (Conflicts of Interest)

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, an affiliate of BofA Securities, Inc., an affiliate of BMO Capital Markets Corp., an affiliate of RBC Capital Markets, LLC and an affiliate of Wells Fargo Securities, LLC are lenders under our existing revolving credit facility, which is expected to be repaid with a portion of the net proceeds of this offering. In addition, certain of the underwriters and/or their respective affiliates, including an affiliate of BMO Capital Markets Corp., are acting as option counterparties in connection with the capped call transactions, the cost of which is expected to be paid with a portion of the net proceeds of this offering. Each of BofA Securities, Inc., BMO Capital Markets Corp., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, together with their respective affiliates, are expected to receive over five percent of the net proceeds of this offering and accordingly, will be deemed to have a “conflict of interest” in this offering under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the

United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares of common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Davis Polk & Wardwell LLP is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of RealPage, Inc. incorporated by reference in RealPage, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of RealPage, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that RealPage, Inc. did not maintain effective internal control over financial reporting as of December 31, 2019, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Buildium, LLC as of and for the year ended December 31, 2018 incorporated by reference in this prospectus supplement from the Current Report on Form 8-K/A of RealPage, Inc. filed on February 27, 2020 have been audited by RSM US LLP, independent auditors, as stated in their report therein, incorporated herein by reference. Such consolidated financial statements have been so incorporated in this prospectus supplement in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor section of our website, which is located at investor.realpage.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-34846):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 2, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 8, 2020;

•	Our Current Reports on Form 8-K filed on January 2, 2020, January 14, 2020 and March 18, 2020, and our Current Report on Form 8-K/A filed on February 27, 2020;

•

The portions of our Definitive Proxy Statement on Schedule 14A   (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on April 29, 2020; and

•	The description of our common stock in our Registration Statement on Form 8-A filed on August 9, 2010, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

RealPage, Inc.

Attn: Investor Relations

2201 Lakeside Boulevard,

Richardson, TX 75082-4305

(972) 820-3000

PROSPECTUS

REALPAGE, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents we incorporated by reference, before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN ANY SIMILAR SECTION CONTAINED IN OR INCORPORATED BY REFERENCE HEREIN OR IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “RP.” On May 18, 2018, the last reported sale price of our common stock on NASDAQ was $59.55 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering and, to the extent appropriate, any updates to the information about us contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find Additional Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “RealPage,” “we,” “our,” “us” and the “Company” in this prospectus, we mean RealPage, Inc. and our consolidated subsidiaries, unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

THE COMPANY

RealPage is a leading global provider of software and data analytics to the real estate industry. Our platform of data analytics and software solutions enables the rental real estate industry to manage property operations (such as marketing, pricing, screening, leasing, and accounting), identify opportunities through market intelligence, and obtain data-driven insight for better operational and financial decision-making. Our integrated, on demand platform provides a single point of access and a massive repository of real-time lease transaction data, including prospect, renter, and property data. By leveraging data as well as integrating and streamlining a wide range of complex processes and interactions among the rental real estate ecosystem (owners, managers, prospects, renters, service providers, and investors), our platform helps our clients improve financial and operational performance and prudently place and harvest capital.

We were incorporated in the State of Delaware in December 2003 through a merger with our predecessor entity, RealPage, Inc., a Texas corporation, which was originally incorporated in November 1998. Our company was formed in 1998 to acquire Rent Roll, Inc., which marketed and sold on premise property management systems for the conventional and affordable multifamily rental housing markets. In June 2001, we released OneSite, our first on demand property management system. Since 2002, we have expanded our platform of solutions to include property management, leasing and marketing, resident services, and asset optimization capabilities. In addition to the multifamily markets, we now serve the single family, senior living, student living, military housing, commercial, hospitality, vacation rental and homeowners’ association, or HOA, markets. In addition, since July 2002, we have completed over 40 acquisitions of complementary technologies to supplement our internal product development and sales and marketing efforts and expand the scope of our solutions, the types of rental housing and vacation rental properties served by our solutions, and our client base. In connection with this expansion and these acquisitions, we have committed greater resources to developing and increasing sales of our platform of data analytics and on demand solutions. As part of our strategy, we plan to continue to pursue acquisitions of complementary businesses, products, and technologies.

Our executive offices are located at 2201 Lakeside Boulevard, Richardson, Texas 75082-4305, and our telephone number is (972) 820-3000. Our common stock is currently listed on Nasdaq under the symbol “RP.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to carefully considering the other information contained in this prospectus, in any accompanying prospectus supplement and incorporated by reference herein or therein, you should carefully consider the risks described under the caption “Risk Factors” contained in the applicable prospectus supplement, and any related free writing prospectus, and the risks discussed under the caption “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information; Incorporation by Reference.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for RealPage and its consolidated subsidiaries for the periods indicated.

	As of March 31,	Fiscal Year Ending December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges(1)	2.5	2.0	9.2	—	—	15.3

(1)

For the purpose of calculating such ratios, “earnings” consist of income (loss) before income taxes plus “fixed charges.” Fixed charges consist of interest expense including the amortization of discounts and issuance costs related to indebtedness. Earnings before fixed charges were inadequate to cover total fixed charges by $13.1 million and $16.6 million for fiscal years 2015 and 2014, respectively.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock, par value $0.001 per share, of the Company;

•	shares of preferred stock, par value $0.001 per share, of the Company;

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;

•	warrants to purchase from us shares of our common stock or preferred stock or other securities;

•	purchase contracts; and

•	units representing two or more of the foregoing securities.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of any common stock, debt securities, warrants, purchase contracts or units issued by us that may be offered or sold pursuant to this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of RealPage, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of RealPage, Inc. incorporated by reference in RealPage, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of RealPage, Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The incorporation by reference in this Prospectus of the report dated September 7, 2017 prepared by Aprio, LLP, with respect to the financial statements of Multifamily Housing Operations (a carve-out of the Rainmaker Group Ventures, LLC) as of December 31, 2016 and for the year then ended, and incorporated in this Prospectus by reference to the Current Report on Form 8-K/A of RealPage, Inc. dated February 15, 2018, have been so incorporated in reliance on the report of Aprio, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of On-Site Manager, Inc. as of and for the year ended December 31, 2016, included in RealPage, Inc.’s Current Report on Form 8-K/A filed on December 12, 2017, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file periodic and current reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.RealPage.com. The information on our web site, or that can be accessed through our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A filed on April 25, 2018.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 1, 2018.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed on May 10, 2018.

•

Our Current Report on Form 8-K filed on May 21, 2018, our Current Report on Form 8-K filed on April 25, 2018, our Current Report on Form 8-K filed on April 20, 2018, our Current Report on Form  8-K filed on March  13, 2018, our Current Report on Form 8-K/A filed on February 15, 2018, our Current Report on Form 8-K/A filed on December 12, 2017.

•

The description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A, filed with the SEC on August 9, 2010, including any subsequent filed amendments and reports updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

RealPage, Inc.

2201 Lakeside Boulevard

Richardson, Texas 75082-4305

(972) 820-3000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

5,084,746 Shares

RealPage, Inc.

Common Stock

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	Wells Fargo Securities

Lead Managers

BMO Capital Markets	JMP Securities	RBC Capital Markets

Co-Managers

Keefe, Bruyette & Woods	KeyBanc Capital Markets	Stephens Inc.	William Blair
A Stifel Company